                                                                    Exhibit 99.1

                                   [SBA LOGO]

                                      NEWS

                              FOR IMMEDIATE RELEASE
                              ---------------------

                     SBA COMMUNICATIONS CORPORATION REPORTS
                           RECORD 2nd QUARTER RESULTS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, THURSDAY, AUGUST 9, 2001

SBA Communications Corporation ("SBA" or the "Company") announced significant increases in total revenues, EBITDA and tower cash flow for the three months ended June 30, 2001, over the same period in 2000. The total revenues, EBITDA and tower cash flow amounts for the three months ended June 30, 2001 were all quarterly highs in the Company's history. SBA also announced changes in its new tower build guidance for 2001 and 2002 and an anticipated third quarter 2001 non-recurring developmental charge resulting from the adjustment to the scale of its new tower build operation.

For the three months ended June 30, 2001, total revenues increased 50.0% to $57.8 million from the second quarter of 2000, due to both higher site leasing revenue and site development revenue. Site leasing revenue increased to $24.9 million for the quarter, a 110.9% increase over the comparable quarter of 2000. Gross profit for the quarter increased 74.9% to $23.4 million from the second quarter of 2000, due to both higher site leasing and site development gross profit. Site leasing gross profit, or tower cash flow, increased to $15.8 million for the quarter, a 115.0% increase over the second quarter of 2000. EBITDA, or earnings before interest, taxes, depreciation, amortization, non-cash compensation charges, for the quarter was $13.6 million, a 92.2% increase over the second quarter of 2000.

SBA also announced that, in light of its assessment of capital market conditions, acquisition opportunities and its success in growing its tower portfolio year-to-date, it was adjusting its new tower build construction plan and operation to produce 100 to 150 new towers per quarter commencing with the third quarter of 2001, instead of the 200 to 250 new towers per quarter previously built or capable of being built by the Company. The Company now expects to build a total of approximately 600 to 700 new towers in 2001 and approximately 400 to 600 in 2002. The adjustment is not expected to impact SBA's anticipated portfolio at year-end 2001 of 3,800 to 4,000 towers. In connection with the adjustment to the scale of its new tower construction operation, SBA announced that it expects to incur a non-recurring developmental charge in the third quarter of 2001, estimated to be between $21 and $24 million. Included in the charge will be a write-off of costs reflected on the Company's balance sheet as work in process for certain new tower build sites for which development activity is expected to be abandoned, costs of employee separation for certain employees and costs associated with the closing or consolidation of selected offices, which employees and offices were utilized primarily in SBA's new asset development activities.

Steven E. Bernstein, SBA's Chairman, stated, "We are very happy with the operational performance of SBA, particularly in light of a very challenging business environment. We enjoyed strong total revenues growth, and even stronger site leasing revenue and EBITDA growth. Our EBITDA margin increased materially over the year-earlier period and sequentially from last quarter. These results show that we continue to be successful in the shift of our mix of business to higher margin tower leasing and long-term recurring revenue. The tower ownership side of our business is performing very well. We also continue to be pleased with our performance in the services area, and we believe that the second half of 2001 will be stronger for SBA in services revenue."

With respect to the adjustment to its new build operation, Jeffrey A. Stoops, SBA's President, commented, "We continuously review our growth and capital investment goals for additional towers and the types of tower investments we believe will produce the best returns for our shareholders. There are currently many opportunities in both new tower builds and acquisitions of existing towers which we believe will produce attractive returns on investment over time. While we will selectively pursue these opportunities and continue our growth, we will also continue to be disciplined in our use of capital, mindful of current capital market conditions and proactively cost-conscious with the infrastructure necessary to meet our goals. For 2001, we intend to stay within our previously stated cash capital investment plan of $400-$450 million for tower assets. We have already funded approximately two-thirds of the plan and the remainder of the plan is fully backlogged at this time with a mix of new tower builds and acquisitions of existing towers. In 2002, our plan is to stay within our existing capital resources as we make cash capital investments in additional tower assets, which would again be expected to be a mix of new tower builds and acquisitions of existing towers assuming that acquisitions continue to be as attractive as they are today. We believe these levels and mix of investment will allow us to meet or exceed our short term and long term business, financial and tower portfolio goals. Given our first-half and expected continued success with acquisitions, we no longer need to produce as many new tower builds to accomplish our capital investment, portfolio or growth goals. Therefore, we have concluded in the current market environment that it no longer makes sense for us to continue to incur the costs necessary to carry an operation which was geared to produce 200-250 new towers per quarter, and that the right scope of our new tower build development activity going forward is an operation and infrastructure geared to produce 100-150 new towers per quarter."

A conference call to discuss the company's Second Quarter 2001 earnings, Third Quarter 2001 Outlook and Fiscal 2001 Outlook has been scheduled for Friday, August 10, 2001 at 10:00 AM ET. The U.S. call-in number is (800) 553-0318, the International call-in number is (612) 332-0820. The name of the conference call is "SBA Second Quarter Earnings." The replay will be available from August 10, 2001 at 5:00 PM to August 24, 2001 at 11:59 PM. The replay number for the U.S. is (800) 475-6701, and International replay number is (320) 365-3844. The access code is 597380. You may also listen to this conference call via a webcast that can be accessed via the Internet at: www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 15,000 antenna sites in the United States.

For additional information, please contact Pamela J. Kline, Vice President, Investor Relations, at: (561) 995-7670.



Information Concerning Forward-Looking Statements

Some information in this release is forward looking, including statements regarding the implementation of our business plan, the movement of our revenue stream to more of a recurring nature, expected returns from our capital investments, trends in our services business, the expected number of new tower builds and cash capital expenditures in 2001 and 2002. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on April 2, 2001. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to, (1) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular;
(2) our ability and the ability of our customers to access sufficient capital to fund expansion of networks and new tower builds and acquisitions; (3) our ability to secure as many site leasing tenants as planned; (4) our ability to expand our site leasing business and maintain or expand our site development business; (5) our ability to continue and expand synergies between our site leasing and site development businesses; (6) our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions; (7) our ability to identify and acquire new towers, including our capability to timely complete due diligence and obtain third party consents; (8) our ability to retain current lessees on newly acquired towers; (9) our ability to realize economies of scale for newly acquired towers; (10) the continued dependence on towers and outsourced site development services by the wireless communications industry; (11) our ability to compete effectively for new tower opportunities and site development services in light of increased competition; (12) our ability to raise substantial additional financing to expand our tower holdings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

                        SUMMARY HISTORICAL FINANCIAL DATA
                        (in thousands, except per share)



                                                   For the three months ended June 30,           For the six months ended June 30,
                                                      2001                    2000                 2001                    2000
                                                      ----                    ----                 ----                    ----
Revenue:
    Site development                               $  32,840                $   26,692          $  65,513                $  47,034
    Site leasing                                      24,915                    11,811             45,198                   21,898
                                                   ---------                ----------          ---------                ---------
Total revenues                                        57,755                    38,503            110,711                   68,932

Cost of revenues:
    Cost of site development                          25,214                    20,650             50,232                   36,219
    Cost of site leasing                               9,110                     4,459             16,238                    8,324
                                                   ---------                ----------          ---------                ---------
Total cost of revenues                                34,324                    25,109             66,470                   44,543

                                                   ---------                ----------          ---------                ---------
Gross profit                                          23,431                    13,394             44,241                   24,389

Selling, general and administrative                   10,759                     6,338             21,400                   12,456
Depreciation and amortization                         18,368                     7,932             33,375                   14,763
                                                   ---------                ----------          ---------                ---------
Total operating expenses                              29,127                    14,270             54,775                   27,219

                                                   ---------                ----------          ---------                ---------
Operating loss                                        (5,696)                     (876)           (10,534)                  (2,830)

Net interest and other expense                       (17,147)                   (6,679)           (29,882)                 (14,224)
                                                   ---------                ----------          ---------                ---------

Loss before provision for income taxes
   and extraordinary item                            (22,843)                   (7,555)           (40,416)                 (17,054)

Provision for income taxes                              (478)                     (353)              (832)                    (577)
                                                   ---------                ----------          ---------                ---------

 Net loss before extraordinary item,
   write-off of deferred financing fees              (23,321)                   (7,908)           (41,248)                 (17,631)

Extraordinary item, write-off of deferred
   financing fees                                          -                         -             (5,069)                       -
                                                   ---------                ----------          ---------                ---------
Net loss to common shareholders                    $ (23,321)               $   (7,908)         $ (46,317)               $ (17,631)
                                                   =========                ==========          =========                =========

Basic and diluted loss per common share
     before extraordinary item                     $   (0.50)               $    (0.20)         $   (0.88)               $   (0.47)
Extraordinary item, write-off of deferred
   financing fees                                          -                         -              (0.11)                       -
                                                   ---------                ----------          ---------                ---------
Basic and diluted loss per common share            $   (0.50)               $    (0.20)         $   (0.99)               $   (0.47)
                                                   =========                ==========          =========                =========

Weighted average number of shares                     47,105                    39,234             46,954                   37,308
                                                   =========                ==========          =========                =========

Other Data:
Earnings before interest, taxes,
   depreciation and amortization, non-cash
    compensation expense and extraordinary items   $  13,563                $    7,056          $  24,520                $  12,136
Annualized tower cash flow                         $  63,220                $   29,408                  -                        -


                                                                                As of             As of
                                                                              June 30,         December 31,
                                                                                2001              2000
                                                                             ----------        ----------
Balance Sheet Data:
Cash and cash equivalents                                                   $  150,875          $  14,980
Total assets                                                                $1,414,182          $ 948,818
Working capital                                                             $  122,607          $ (27,474)
Total debt                                                                  $  772,681          $ 284,273
